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EXHIBIT 23.4

PLATTS/RDI CONSULTING,
A MCGRAW-HILL COMPANY
3333 Walnut Street
Boulder, Colorado 80301-2515
Phone: (720) 548-5000

October 2, 2002

Ameren Energy Generating Company
1901 Chouteau Avenue
St. Louis, Missouri 63103

Ladies and Gentlemen:

        Platts/RDI Consulting, a McGraw-Hill Company, hereby consents to the incorporation by reference of the report dated May 24, 2002, regarding the Midwest United States electricity market and the economic competitiveness of Ameren Energy Generating Company's (the "Company's") electric generating facilities within that market (the "Report"), in the prospectus (including any amendments or supplements thereto, the "Prospectus") relating to the offering by the Company of up to $275 million of its 7.95% Senior Notes, Series F due 2032, constituting part of the Company's registration statement on Form S-4 filed with the Securities and Exchange Commission on or about October 4, 2002, as the same may be amended, supplemented or otherwise modified from time to time.

        Platts/RDI Consulting, a McGraw-Hill Company, also hereby consents to the inclusion of the summary of the Report contained in the Prospectus and the reference to Platts/RDI Consulting, a McGraw-Hill Company, as experts under the heading "Experts" in the Prospectus.

PLATTS/RDI CONSULTING, A MCGRAW-HILL COMPANY
By:	/s/ K. STEPHEN PIPER
Name:	K. Stephen Piper
Title:	Senior Consultant

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  EXHIBIT 23.4